Exhibit 23.1

Your Vision Our Focus

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 (the “Registration Statement”) of our report dated May 22, 2024, relating to the consolidated financial statements of Firefly Neuroscience, Inc. (the “Company”) as of and for the years ended December 31, 2023 and 2022, which includes an explanatory paragraph relating to the Company’s ability to continues as a going concern.

We also consent to the reference to our firm under the heading “Experts” included in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P. Dallas, Texas

September 26, 2024

Turner, Stone & Company, L.L.P.

Accountants and Consultants 12700 Park Central Drive, Suite 1400

Dallas, Texas 75251

Telephone:972-239-1660 ⁄ Facsimile: 972-239-1665

Toll Free: 877-853-4195

Web site: turnerstone.com

INTERNATIONAL ASSOCIATION OF ACCOUNTANTS AND AUDITORS